Exhibit 99.2
Integrated Electrical Services, Inc. 1st Quarter Results February 10, 2009 Michael J. Caliel, President & CEO Randy Guba, EVP, CFO Steve Gray, DRG&E

Safe Harbor Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan, cross defaults under surety agreements, potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling shareholder's decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed payments resulting from financial and credit difficulties affecting customers and owners; inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens, inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry both from third parties and ex-employees; weather related delays; accidents resulting from the physical hazards associated with the Company's work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and disruptions in or the inability to effectively manage consolidations. You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company's annual report on Form 10-K for the year ended September 30, 2008, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release. Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein. General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

Headlines Revenues $173 million vs. $197 million in Q1 '08 Backlog $319 million vs. $348 million in Q1 '08 Operational restructuring program completed in FY '08 Repositioned business to serve customers and prepare for growth Reduced cost base nearly $20MM Investment in sales personnel, tools and processes to drive opportunity pipeline Structured method focused on targeted markets and national, strategic relationships New restructuring launched to further optimize three business segments Focus on cost reduction and additional or next level consolidation of operations Capitalize on established investments to leverage resources

Q1 2009 Highlights Adjusted EPS of $0.01 per diluted share Gross margin increased to 17.1% from 16.8% in Q1 '08 SG&A reduced by more than 5% vs. Q1 '08 Increase to 16.6% vs. 15.4% of revenue due to 12% volume decline. Backlog $319 million vs. $348 million in Q1 '08 Shift in go to market strategy adversely impacted backlog, especially in Industrial segment.

Revenue & Gross Profit (dollars in millions) Highlights Commercial revenue decline due to reduced, delayed or canceled projects and increased competition from residential contractors. Industrial revenue decline due to canceled or delayed projects and extended customer shutdowns Residential revenue decline due to reduced single-family building activity... multi-family revenue increased slightly over Q1 '08 Gross margin improvements primarily due to improved execution, labor flexibility and stabilization of material costs Quarter Comparison Q1 '09 Q1 '08 GP 30 33 Revenue 173 197 Revenue GP GM% 17.1% 16.8%

Sales, General & Administrative Expenses (dollars in millions) Highlights SG&A reduced more than 5% SG&A at 16.6% of revenue, up from 15.4% in Q1 '08 due to lower revenue Continuing to drive additional cost reductions in response to lower first quarter volume and expected market weakness Q1 '09 Q1 '08 GM 29 30 Rev% 16.6% 15.4% Quarter Comparison * Adjusted: Prior to restructuring and one-time charges

Profitability (dollars in millions) * Adjusted: Prior to restructuring and one-time charges Q1 '09 Q1 '08 GM 1 2.6 Adjusted Operating Income* Q1 '09 Q1 '08 GM -0.07 -0.9 Net Income & EPS (0.01) (.06) Q1 '09 Q1 '08 GM 3.3 6.4 Adjusted EBITDA* Q1 '09 Q1 '08 GM 0.2 1.3 Adjusted Net Income & EPS * EPS ($ per share) 0.01 0.09

Commercial Segment (dollars in millions) Highlights Revenue decreased 7% Gross margin improvements driven by: Improved project execution Ability to adjust labor to meet project demands Lower input costs (i.e. copper, steel and fuel) Quarter Comparison Q1 '09 Q1 '08 GP 16 16 Revenue 102 110 Revenue GP GM% 15.6% 14.8%

Industrial Segment (dollars in millions) Highlights Revenue decreased 19% Decline in gross margin due to lower volume and mix of projects with lower risk and lower margins Prior year gross margin reflected close out of well-executed projects. Quarter Comparison Q1 '09 Q1 '08 GP 4 6 Revenue 26 32 Revenue GP GM% 13.3% 18.3%

Residential Segment (dollars in millions) Highlights Revenue decreased 18% Gross margin improvement driven by: Improved project execution in multi- family Ability to adjust labor to meet project demands Stabilization of material costs Quarter Comparison Q1 '09 Q1 '08 GP 10 11 Revenue 45 55 Revenue GP GM% 22.8% 19.7%

Backlog 1Q '08 4Q '08 1Q '09 Backlog 348 337 319 Highlights Backlog decreased 5% from Q4 '08 Overall quality of backlog improved year over year reflecting ongoing selectivity (dollars in millions)

Cash 1Q '08 4Q '08 1Q '09 Cash 36 65 49 Highlights Approximately $6 million available under revolving credit facility Total liquidity approximately $55 million (dollars in millions)

Summary Continuing to drive cost reductions Reduced costs by approximately $20 million in FY '08 New restructuring program to further reduce costs and consolidate operations Shifted go to market strategy and established a new sales approach More structured method based on targeted markets and national, strategic relationships Focused on building backlog in FY '09 Positioned to weather current economic environment and capitalize on anticipated increases in infrastructure spending